Exhibit 3.3

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHINA BCT PHARMACY GROUP, INC.

China BCT Pharmacy Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

FIRST: The name of the Corporation is " China BCT Pharmacy Group, Inc." The Corporation was initially incorporated under the name “Purden Lake Resource Corp.” The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 30, 2006 and was amended by a Certificate of Amendment, dated December 24, 2009, and a Certificate of Ownership and Merger, dated March 25, 2010.

SECOND: This First Amended and Restated Certificate of Incorporation (the "Certificate") amends and restates in its entirety the present Certificate of Incorporation of the Corporation as amended. This Certificate has been duly adopted and approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law at the State of Delaware.

THIRD: This Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

FOURTH: Upon the filing with the Secretary of State of the State of Delaware of this Certificate, the Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:

FIRST: The name of this corporation shall be: China BCT Pharmacy Group, Inc.

SECOND: The address of its registered office in the State of Delaware is 4406 Tennyson Road, Wilmington, New Castle County, Delaware. The name of its Registered Agent at such address is Delaware Corporate Agents, Inc.

THIRD: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

A. The corporation is authorized to issue two classes of shares of capital stock to be designated respectively "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred seventy million (170,000,000) shares. The number of shares of Common Stock authorized is one hundred fifty million (150,000,000) shares, and the par value of each share is $0.001. The number of shares of Preferred Stock authorized is twenty million (20,000,000) shares, and the par value of each share is $0.001.

B. The Preferred Stock shall be divided into series. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of one or more series and in connection with the creation of any such series to fix by filing a certificate pursuant to the applicable law of the State of Delaware the designation, powers, preferences and relative, participating, optional or other special rights of such series, and the qualifications, limitations or restrictions thereof. Such authority of the board of directors with respect to each such series shall include, but not be limited to, the determination of the following:

(i) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the board of directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(ii) the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

(iii) whether or not the shares of such series shall be redeemable and the times, prices, and other terms and conditions of such redemption;

(iv) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

(v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of stock of the corporation and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(vi) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

(vii) the rights of the shares of such series in the event of any liquidation, dissolution or winding up of the corporation or upon any distribution of its assets; and

(viii) any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, including any preemptive rights, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereinafter permitted by law and not inconsistent with the provisions hereof.

FIFTH: The Board of Directors is expressly authorized to make, alter or repeal the By-laws of the corporation.

SIXTH: No director shall have personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for facts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit.

SEVENTH: Election of directors need not be by written ballot unless the By-laws of this Corporation so provide.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer this 28th day of February, 2011 and hereby affirms that the facts stated herein are true.

CHINA BCT PHARMACY GROUP, INC.

By:	/s/
Name:	Hui Tian Tang
Title:	Chief Executive Officer

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